EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bank of Hawaii Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, reserved for issuance under the 2024 Stock and Incentive Plan	Rule 457(c) and Rule 457(h)	625,000(1)(2)	$57.6575(4)	$36,035,937.50(4)	$0.00014760	$5,318.90
Equity	Common Stock, par value $0.01 per share, reserved for issuance under the 2024 Stock and Incentive Plan	Rule 457(c) and Rule 457(h)	1,645,800(1)(3)	$57.6575(4)	$94,892,713.50(4)	$0.00014760	$14,006.16
Total Offering Amounts				-	$130,928,651	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$19,325.06

(1)
Pursuant to Rule 416(a) under the Securities, this Registration Statement shall also cover any additional shares of the Company’s common stock (“Common Stock”) that become issuable under the 2024 Stock and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Represents the number of shares of Common Stock newly reserved for issuance under the Company’s 2024 Stock and Incentive Plan (the “New Plan”), the successor plan to the Company’s 2014 Stock and Incentive Plan (the “Prior Plan”).
(3)
Represents the number of shares of Common Stock previously reserved for issuance under the Prior Plan. The total number of shares shown is comprised of (i) 1,078,698 shares previously available for grant under the Prior Plan which rolled over into the New Plan and (ii) 567,102 shares subject to outstanding unvested awards under the Prior Plan as of April 26, 2024. To the extent outstanding awards under the Prior Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Common Stock, the shares subject to such awards will, instead, be available for grant under the New Plan.
(4)
Estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on April 22, 2024, as reported on the New York Stock Exchange.